Pioneer Ibbotson Asset Allocation Series



    Amendment to the Amended and Restated Agreement and Declaration of Trust

                                       of

                    Pioneer Ibbotson Asset Allocation Series



     The undersigned, being at least a majority of the Trustees of Pioneer Ibbotson Asset Allocation Series, a Delaware statutory trust (the "Trust"), do hereby amend the Agreement and Declaration of Trust, dated May 22, 2004, as amended (the "Declaration"), as follows, such amendment to be effective on the date hereof:

     Pursuant to Article IX, Section 8 of the Declaration, the Series set forth on Annex A is added as a series of the Trust, such series to have Class A, Class B, Class C, Class R and Class Y shares, such shares to have the relative rights and limitations set forth in the Declaration of Trust and the Trust's Registration Statement on Form N-1A with respect to such series.

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     IN WITNESS  WHEREOF,  the  undersigned  being all the Trustees of the Trust have executed this instrument as of this 4th day of January, 2005.



/s/ John F. Cogan, Jr.                      /s/ Osbert M. Hood
John F. Cogan, Jr.                          Osbert M. Hood




/s/ David R. Bock                           /s/ Marguerite A. Piret
David R. Bock                               Marguerite A. Piret




/s/ Mary K. Bush                            /s/ Stephen K. West
Mary K. Bush                                Stephen K. West



/s/ Margaret B.W. Graham                    /s/ John Winthrop
Margaret B.W. Graham                        John Winthrop



                                    The address of each Trustee is
                                    c/o Pioneer Investment Management, Inc
                                    60 State Street, Boston, Massachusetts 02109

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Annex A



Pioneer Ibbotson Conservative Allocation Series